SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) dated January 9, 2019 between LENOX DRIVE OFFICE PARK, LLC, a Delaware limited liability company with an office at c/o JFR Global, 2329 Nostrand Avenue, Suite 200, Brooklyn, New York 1 1210, successor in interest to Brandywine Operating Partnership, L.P. (“Landlord”) and CELSION CORPORATION, a Delaware Corporation limited liability company having an address at 997 Lenox Drive, Suite 1 00, Lawrenceville, New Jersey 08648 (“Tenant”).

RECITALS:

WHEREAS, pursuant to a certain Lease dated July 14, 2011 (the “Original Lease”), Tenant leased an agreed upon 10,870 rentable square feet (“rsf”) of space on the first floor of the office building located at 997 Lenox Drive, Lawrenceville, New Jersey (the “Building”), and

WHEREAS, pursuant to a First Amendment to Lease dated April, 2017, Landlord and Tenant agreed to a reduction in the square footage resulting in a leased premises comprised of an agreed upon 7,565 rsf (the “Existing Premises”) and to an extension of the term of the Original Lease; the Original Lease and the First Amendment to Lease shall be collectively referred to as the “Lease”; and

WHEREAS, Landlord and Tenant now wish to (i) increase the size of the Existing Premises to add additional rentable square feet in the amount 2,285 rsf (the “Expansion Premises”) which is adjacent to the Existing Premises on the first ( l st ) floor of the Building; (ii) extend the term of the Lease as amended by this Second Amendment for an additional twelve (12) month period calculated from the current expiration date of the Lease, and (iii) implement such other terms and provisions as agreed to by the parties hereto; and

WHEREAS, Landlord and Tenant mutually agree in this Second Amendment to implement the terms of the expansion and extension as well as to make such other modifications as are herein agreed in order to accomplish and complement the foregoing, all as set forth herein below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals; Capitalized Terms. The recitals set forth above, the Lease, and the exhibits attached thereto are hereby incorporated by reference into this Second Amendment. For sake of clarity any reference in the Lease to the Building, Premises, Term, and Landlord shall mean references to those terms identified in this Second Amendment. For purposes of this Second Amendment, except where the context otherwise requires, the Second Amendment, First Amendment and the Original Lease shall be referred to collectively from time to time as the “Lease as Amended.”

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2. Demised Premises. Landlord and Tenant agree that effective February l, 2019 the premises leased by Tenant shall be comprised of the Existing Premises and Expansion Premises for a total demised premises of 9,850 rsf (the “Demised Premises”). A floor plan showing the Demised Premises (which identifies Expansion Premises and the Existing Premises) is attached hereto and incorporated herein as Schedule A. The parties agree that the Demised Premises shall be referred to as Suite 104 and the Expansion Premises and the Existing Premises shall be deemed one integrated unit

3. Commencement Date/Term/Expiration Date. The parties agree that the Commencement Date applicable to the Lease as Amended shall be February l, 2019 (the “Commencement Date”). The parties further agree that the term for the Demised Premises shall be extended by twelve (12) months and as result the Expiration Date for the Lease as Amended shall be August 31, 2023 (the “Expiration Date”). From the date hereof until February l, 2019, the Lease shall continue unchanged with respect to the Existing Premises.

4. Fixed Basic Rent. From the Commencement Date through the Expiration Date the Fixed Basic Rent and the per rentable square foot rental rate for the Demised Premises shall be payable in accordance with the table below and shall be based on 9,850 rsf. There shall be a five

(5) month Fixed Basic Rent abatement calculated on the Expansion Space which shall total $29,228.96 and shall be applied as follows:

Lease Year	Per RSF	Annual Rent		Monthly Rate
2/1/2019-4/30/2019	$30.50	$57,683,13	*	$25,035.42
5/1/2019-4/30/2020	$31.00	$293,544,1 3	*	$25,445.83
5/1 /2020-4/30/2021	$31.50	$310,275.00		$25,856.25
5/1/2021-4/30/2022	$32.00	$3 15,200.00		$26,266.67
5/1/20224/31/2023	$32.50	$320,125.00		$26,667.08
5/1/2023 - 8/3 1/2023	$33.00	$108,350.00		$27,087.50

*after reduction of a $17,423.12 abatement applied to the Fixed Basic Rent due 2/1/2019 and the payment due on 2/1/2019 shall be $7,612.30.

** after reduction of a $1 1,805.83 applied to the Fixed Basic Rent due 5/1/2019 and the payment due on 5/1/2019 shall be $13,640.00.

All terms and conditions of the Lease with respect to manner and time of payment shall continue without change and shall apply to the Demised Premises and to the Lease as Amended.

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5. Additional Rent/Utilities/Base Year/ Tenant’s Percentage. Tenant shall continue to pay Additional Rent, Operating Expenses, and Utilities in the same manner as presently paid pursuant to the Lease except as set forth herein which shall be applicable after the Commencement Date. Electricity shall be charged at the rate of the greater of $1.75 per rentable square foot or the adjusted rate as described in Section 5 of the Lease. Tenant’s Percentage as described in Section 4 (A) of the Lease for the Demised Premises shall be 10.13%. Tenant’s Base Year shall remain Calendar Year 2017.

6. Acceptance of Premises/Additional Work. Tenant accepts the Expansion Premises in its “As Is Where Is” condition and Landlord shall have not obligation to perform any tenant improvements to the Expansion Premises or the Demised Premises. Tenant has hired the services of Vision RE Construction Company LLC to perform improvement work within the Expansion Premises. Such work shall be performed pursuant to a construction or service contract which shall be subject to Landlord’s reasonable approval as it relates to materials and specifications.

7. Right of Termination. Landlord and Tenant hereby agree that Tenant’s right of termination as set forth in Section 7 of the First Amendment shall continue in full force and effect subject to the following changes. The date by which the Cancellation Notice must be served shall be August 31, 2020 and the Cancellation Date shall be August 31, 2021. The Cancellation Fee shall be calculated in the same manner as described in Section 7 (which for sake of clarity shall encompass and include all “Landlord’s Costs” as defined in Section 7 which are incurred or granted in this Second Amendment), except that in calculating the unamortized portion the reference shall be to the Expiration Date of August 31, 2023.

8. Broker. Tenant and Landlord mutually represent and wan•ants to each other Landlord that except for Landlord’s broker which is Newmark Knight Frank and Tenant’s Broker which is Cresa (collectively the “Broker”) no other broker or real estate agent was engaged or employed in connection with this Second Amendment. Each party hereby indemnifies and holds the other harmless from and against any and all costs, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any breach of the foregoing representation. Landlord shall pay each Broker a commission in accordance with their respective separate agreements

9. Security Deposit. The parties hereby confirm that Landlord is holding a Cash Security Deposit $50,000.00. The Security Deposit shall secure the obligations of Tenant under the Lease as Amended and shall apply to the Demised Premises.

10. Ratification. Tenant confirms and ratifies that, as of the date hereof: (a) Tenant is the Tenant under the Lease and has neither assigned the Lease as Amended nor subleased any portion of the Premises; (b) the Lease as Amended is and remains in good standing and in full force and effect; (c) Landlord is not in default of any of its obligations under the Lease as Amended nor, to Tenant’s knowledge, has any event occurred which, with the giving of notice of the passage of time or both would constitute a default by Landlord under the Lease as Amended; and (d) Tenant

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11. Binding Effect/Governing Law. Except as modified hereby, the Lease shall remain in full force and effect, and shall be binding upon Landlord and Tenant and their respective successors and assigns. This Second Amendment shall be governed by the laws of the State of New Jersey.

12. Conflicts. If any inconsistency exists or arises between the terms of this Second Amendment and the terms of the Lease, the terms of this Second Amendment shall prevail.

13. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Signatures transmitted via facsimile or e-mail shall have the same binding effect as original signatures. Promptly following any facsimile transmittal or e-mail transmittal of signatures in “PDF” format, the parties shall deliver to each other the original executed document (it being agreed and understood that the delivery of such original shall not be a condition to the binding nature of the facsimile or electronic copy of the document).

14. Continuation of Lease. Except as set forth above, the Lease shall continue in full force and effect in accordance with its terms subject to the following modifications which shall govern from and after the Commencement Date.

15. Confidentiality. The terms of this Second Amendment shall remain confidential and shall not be released to any third party except as otherwise provided herein and as required by law. Nothing contained herein shall prohibit the parties hereto from releasing the terms of this Second Amendment to their attorneys and/or other professionals, investors, lenders and potential purchasers of the property. Except for public announcements that may be required by law, all public announcements with the use of Tenant’s name shall be subject to Tenant’s prior written consent, which may be withheld in Tenant’s sole discretion.

No Further text on this page; signature element on next page

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year first above written.

LANDLORD:

LENOX DRIVE OFFICE PARK, LLC

By:
Name:
Title:

TENANT:

CELSION CORPORATION

By:
Name:	Jeffrey W. Church
Title:	Senior Vice President and CFO

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